EXHIBIT 11
                            BellSouth Corporation
                      Computation of Earnings Per Share


                                       For the Three Month Period Ended
                                                    March 31,
                                           1999                2000

Basic Earnings Per Common Share:

Net Income                                  $ 615             $ 1,001

Weighted average shares
Outstanding                                 1,932               1,881

Earnings Per Common Share                  $  .32              $  .53





                                      For the Three Month Period Ended
                                                  March 31,
                                          1999                2000

Diluted Earnings per Common Share:

Net Income                               $  615             $ 1,001

Weighted average shares
Outstanding                               1,932               1,881

Incremental shares from
Assumed exercise of
stock options and payment of
performance share awards                     19                  17


Total Shares                              1,951               1,898

Earnings Per Common Share                $  .32               $ .53